Rochester
                   November 22, 1994



Canandaigua Wine Company, Inc.
116 Buffalo Street
Canandaigua, New York 14424

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    You have requested our opinion in connection with your Registration Statement on Form S-8, filed this date pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement"), in respect of an aggregate of 2,963,100 authorized and unissued shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Canandaigua Wine Company, Inc. (the "Corporation"), which may be issued upon (i) the exercise of options heretofore or hereafter granted (collectively, "Options") and (ii) the exercise or maturity of stock appreciation rights hereafter granted (collectively, "SARs") pursuant to the Canandaigua Wine Company, Inc. Stock Option and Stock Appreciation Right
Plan, as amended (the "Plan").

    We have examined the following corporate records and proceedings of the Corporation in connection with the preparation of this opinion: its Certificate of Incorporation, as amended and restated to date; its By-Laws as currently in force and effect; its minute books, containing minutes and records of other proceedings of its stockholders, its Board of Directors and the Compensation Committee of the Board of Directors, from the date of incorporation to the date hereof; the Plan; the Registration Statement; applicable provisions of the laws of the State of Delaware; and such other documents and matters as we deemed necessary.

    In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates
of officers of the Corporation, certificates and documents issued by public officials and authorities, and information received from searchers of public records.
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    Base upon and in reliance on the foregoing, we are of the opinion that:

    1. The Corporation has been duly incorporated and, as of this date, is validly existing under the laws of the State of Delaware.

    2. The Corporation has the authority to issue an aggregate of 2,963,100 shares of Class A Common Stock upon the exercise of Options and upon the exercise or maturity of SARs.

    3. The shares of Class A Common Stock to be issued and sold by the Corporation upon the exercise of Options, and to be issued in accordance with the exercise or maturity of SARs will, when (i) sold and paid for in accordance with the provisions of the respective stock option agreements pursuant to which such Options are granted, or, (ii) issued in accordance with the provisions of the respective stock appreciation right agreements pursuant to which such SARs are granted, be validly authorized and legally issued and outstanding, fully paid and non-assessable.

    We hereby consent to be named in the Registration Statement as attorneys passing upon legal matters in connection with the issuance and sale of the 2,963,100 shares of Class A Common Stock covered thereby, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              Harter, Secrest & Emery